Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-87645 and Form S-8 No. 333-39219) of Candlewood Hotel Company, Inc., of our report dated February 14, 2003, except for Note 16 as to which the date is February 28, 2003, and except for the fourth paragraph of Note 12, as to which the date is March 27, 2003, with respect to the consolidated financial statements and schedule of Candlewood Hotel Company, Inc. and Subsidiaries included in its Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

Chicago, Illinois
March 28, 2003